EXHIBIT 10.1

ACIS – SIMTROL TECHNOLOGY AGREEMENT

THIS TECHNOLOGY AGREEMENT (“Agreement”) is made this March 5, 2009 (the “Effective Date”) by and between ACIS, Inc., a Texas corporation, having principal offices at 8626 Tesoro Drive, Suite 510, San Antonio, Texas 78217 (“ACIS”), and Simtrol, Inc., having principal offices at 520 Guthridge Court, Suite 250, Norcross, GA 30092 (“Simtrol”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  DEFINITIONS.  All capitalized terms used herein shall have the meanings set forth below.

1.1  CycleFreeTM Kernel means the Willie-event-kernel and any implementation thereof (including single or multiple stack and polling or non-polling), in source and object code forms, as well as any Derivatives thereof created by or for ACIS or Simtrol during the term of this Agreement. CycleFreeTM Kernel means the intellectual property represented by U.S. Patent Number 6,035,321, and is sometimes referred to herein as the ACIS Kernel, or the Kernel.  The Kernel implements event scheduling by use of an underlying multi-threading library.

1.2  ACIS/MS Superkernel means an implementation of the CycleFreeTM Kernel based on top of an underlying Microsoft Platform that provides threads and synchronization primitives.

1.3  ACIS Tools means the tools, class libraries, utilities and other programs developed or acquired by ACIS relating to the CycleFreeTM Kernel (including the W++ preprocessor), as well as any Derivatives thereof created by or for ACIS during the term of this Agreement.

1.4  ACIS Technology means the ACIS owned CycleFreeTM Kernel, ACIS Tools, associated programmer and/or user documentation, and all related Intellectual Property Rights.

1.5  Simtrol Products means all computer programs developed or marketed by Simtrol incorporating the ACIS Technology, in whole or part, including applications, operating system control systems, utilities, or otherwise.

1.6  Simtrol Technology License Rights means the right to perform CycleFreeTM Development using implementations of the CycleFreeTM Kernel, but does not include any other technology, intellectual property or works of authorship owned by Simtrol or its other suppliers.

1.7  Simtrol Tools means the tools, class libraries, utilities and other programs developed or acquired by Simtrol relating to the CycleFreeTM Kernel, as well as any Derivatives thereof created by or for Simtrol during the term of this Agreement.

1.8  CycleFreeTM Development means use of the CycleFreeTM Kernel and the ACIS Tools for the construction of programs with a cycle-free invocation structure.

1.9  Derivatives means:  (i) for material subject to copyright protection, any work that is a modification of one or more pre-existing works of the ACIS Technology, such as a revision, modification, translation, abridgement, condensation, expansion, collection, compilation or any other form in which such pre-existing works may be recast, transformed or adapted; (ii) for patentable or patented materials, any adaptation, subset, addition, improvement or combination of the Intellectual Property Rights of the ACIS Technology, and (iii) for any material subject to trade secret protection, any new material, information or data from the ACIS Technology, including new material which may be protectable by copyright, patent or other proprietary rights. Notwithstanding the above, Derivatives does not mean an application or other work of authorship created by Simtrol or its other suppliers.

1.10  Intellectual Property Rights means all worldwide (a) patents, patent applications and patent rights (including without limitation U.S. Patent No. 6,035,321 (the “321 Patent”) and all foreign counterparts thereto); (b) rights associated with works of authorship, including copyrights, copyrights applications, copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; (e) any “moral” or equivalent rights (including, without limitation, rights of attribution, integrity, disclosure, and withdrawal); and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

1.11  Microsoft Platform means Windows 2000, Windows XP, Windows CE, Windows NT, Windows Me, VISTA, all predecessor or successor versions thereof and any other operating system, embedded operating system or development platform developed or marketed by Microsoft Corporation prior to or during the term of this Agreement.

2.  INTELLECTUAL PROPERTY RIGHTS

2.1  Intellectual Property Rights.  The parties agree that, except for a prior license by ACIS to Simtrol dated September 27, 2001 (“Previous Agreement”), ACIS owns all of the Intellectual Property Rights, and Derivatives, associated with the ACIS Technology.  The Parties further agree that this Agreement replaces and supersedes the Previous Agreement as of the Effective Date.

2.2  Partial Grant of Intellectual Property Rights. Concurrently with the issuance of stock as set forth in paragraph 4.1, ACIS gives, grants, assigns, transfers and conveys to Simtrol, and to any entity acquiring Simtrol, the right to use the ACIS Technology for all current and future Simtrol Products if, and only if, the CycleFreeTM Kernel library is statically linked with the code of Simtrol, and not distributed as a separate dll library.  Simtrol may use the CycleFreeTM Kernel libraries, with the right to modify them, as needed, for portability and bug fixes, in single and multi-stack implementations, without restrictions regarding the underlying platform.  The CycleFreeTM Kernel libraries may not be extended or modified to work in a stack-less implementation.  Purchasers of Simtrol Products are sublicensed to use those Simtrol Products, subject to the limitations stated herein.

2.3  Intent. The intent of this conveyance is to grant the ACIS Technology to Simtrol as a platform independent library for the execution of programs on top of an operating system that provides multi-threading library support.  This includes Windows, Linux, vxWorks and most other O/S platforms, and this limitation will not significantly encumber Simtrol’s use of the library.  ACIS retains its exclusive claim for enhancements that might render the CycleFree™ methodology independent of any underlying operating system.

2.4  Preprocessor. The language preprocessor, that is currently licensed for use to Simtrol, is, and continues to be available to, Simtrol, without an annual or other license fee or charge, as well as any acquiring entity.

2.5  Enhancements. Simtrol agrees not to make any functional enhancement to the CycleFree™ Kernel which would render the Kernel independent of an underlying multithreaded operating system (“Independent Enhancements”).  Such Independent Enhancements, along with any and all patentable claims to future enhancements related to the CycleFree™  methodology, remain the intellectual property of ACIS, Inc.

2.6  CycleFree™ ACIS retains exclusive ownership of the term “CycleFree™” and Simtrol shall only use or refer to that term in any marketing or collateral materials as necessary to protect ACIS’ intellectual property rights.  Further use shall be specifically licensed under the terms of a separate agreement.

2.7  Future Claims. Simtrol warrants that it will make no future claims on the CycleFree™ programming language technology, nor will it separately market the tools for use by third parties as a general purpose programming methodology.

3.  DELIVERY

3.1  ACIS Technology. Simtrol has been provided with source and object code copies of CycleFreeTM Kernel, ACIS Technology and all related tools, as well as electronic and hardcopy copies of associated documentation.

3.2  Updates. ACIS will keep Simtrol informed of all newly-developed ACIS Technology. Except for the foregoing, ACIS has no obligation to provide support or maintenance to Simtrol with respect to the ACIS Technology.

4.  CONSIDERATION

4.1  Consideration.  For and in consideration and subject to the terms and conditions of this Agreement, Simtrol agrees to pay and shall grant to ACIS fully-vested options (“Options”) to acquire One-Hundred Fifty Thousand (150,000) shares (“Shares”) of Simtrol common stock at an exercise price of $0.15 per Share.  The Options are granted pursuant to Simtrol’s 2002 Equity Incentive Plan (“Plan”).  The grant of the Options to ACIS shall be deemed to be a nonstatutory stock option (within the meaning of the Plan) granted for the services performed by ACIS in creating and conveying to Simtrol the right to use the ACIS Technology pursuant to the terms of this Agreement.  ACIS agrees to sign and deliver to Simtrol such reasonable documentation as shall be deemed by Simtrol to be reasonably appropriate and necessary in connection with the grant of the Options.  Simtrol’s Compensation Committee of its Board of Directors has approved the authorization and grant of the Options pursuant to the requirements of the Plan.  ACIS acknowledges and agrees that an investment in the Options and the Shares issuable upon exercise of the Options involves a high risk of loss of the entire value of the Shares, and that Simtrol has made no promise or representation that the Shares issuable upon exercise of the Options will increase in value.

4.2  Additional Consideration.  Simtrol further agrees that ACIS shall have access to, and may use, the modifications to the source code of the CycleFreeTM Kernel that Simtrol develops, and has developed, for its own purposes, as long as ACIS’ use does not compete with products being marketed by Simtrol at the time ACIS receives the code.

4.3  Taxes.  Each party shall be responsible for any and all taxes, duties or other government-imposed fees imposed on such party as a result of the transactions contemplated by this Agreement.  Such taxes shall be the sole responsibility of the party against whom such taxes may be levied.  ACIS understands that the grant and exercise of the Options, and the sale of Shares obtained through the exercise of the Options, may result in tax liability.  ACIS represents that it has consulted with, or will consult with, its tax advisor and further acknowledges that it is not relying on Simtrol for any tax, financial or legal advice.  ACIS specifically agrees that Simtrol has made no representation as to any particular tax treatment with respect to the Options or the underlying Shares.

5.  PROMOTION AND PROTECTION OF CYCLEFREETM TECHNOLOGY

5.1  Publicity and Promotion.  Simtrol will mark Simtrol Products as appropriate to protect ACIS’s CycleFreeTM trademarks and its U.S. Patent Number 6,035,321.

5.2  Protection and Enforcement.  Simtrol will notify ACIS of any activities or threatened activities of any third party of which Simtrol becomes aware that infringes or will infringe any Intellectual Property Rights in the ACIS Technology, and Simtrol will cooperate with and generally assist ACIS, at ACIS' expense, in taking such action as may be necessary or desirable against any such infringement.  ACIS may, but shall not be required to, institute an action against the infringer at ACIS' sole cost and expense.  If ACIS elects not to commence an action against an infringer, Simtrol may, but shall not be required to, institute such an action at Simtrol's sole cost and expense on ACIS’s behalf and ACIS will fully cooperate in any such action.  Any recoveries obtained by either ACIS or Simtrol as a result of instituting an action against such an infringer shall be first applied to reimburse the out-of-pocket costs and expenses to the party responsible for initiating such action, and the balance of such recoveries shall be shared equally by ACIS and Simtrol.

6.  PROPRIETARY NOTICES

6.1  Trademarks.  ACIS grants to Simtrol a nonexclusive, worldwide license to use ACIS’ trademarks, trade names, and logos (the "ACIS Trademarks"), as updated by ACIS and agreed to in writing by Simtrol from time to time, in connection with the sale and license of Simtrol Products as provided in this Agreement, as necessary to protect ACIS intellectual property rights.  If any of the ACIS Trademarks are to used in conjunction with Simtrol's or another party's trademarks, then the ACIS Trademarks shall be presented legibly, but nevertheless separated from the other, so that each appears to be a trademark in its own right, distinct from the other mark.

6.2  Notices.  Simtrol will not remove any proprietary or confidential legends, markings or copyright or other notices that ACIS has placed upon or within the Simtrol Technology License Rights and will reproduce such markings on any copies made by Simtrol in accordance with this Agreement. Without limiting the foregoing, Simtrol agrees to include in all Simtrol Products incorporating Simtrol Technology License Rights, that are subject to the 321 Patent and/or any other ACIS patent, a patent notice in such form as specified by the United States Patent and Trademark Office.

7.  REPRESENTATIONS AND WARRANTIES

7.1  Representations and Warranties of ACIS.  ACIS hereby represents and warrants to Simtrol as follows:

(a) ACIS represents and warrants that all materials and services provided by ACIS hereunder including, without limitation, the Simtrol Technology License Rights, are either owned or properly licensed by ACIS and the use thereof by Simtrol, its contractors or customers do not and will not infringe any proprietary rights of any third party.  As of the date of this Agreement, ACIS represents that it has not received any notice or claim from a third party alleging that any of ACIS Technology infringes any Intellectual Property Rights of such third party.

(b) ACIS represents and warrants that it has the full power to enter into this Agreement, to carry out its obligations under this Agreement and to grant the rights and licenses granted to Simtrol in this Agreement.

7.2  Simtrol Warranty.  Simtrol represents and warrants that it has the full power to enter into this Agreement and to carry out its obligations under this Agreement.

8.  INDEMNIFICATION

8.1  Infringement.  ACIS shall defend, indemnify and hold harmless Simtrol and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of (i) any breach of ACIS’ warranties under this Agreement; or (ii) any claim which alleges that any Simtrol Technology License Rights provided to Simtrol hereunder, or the exercise of Simtrol’s rights as provided under this Agreement, infringes upon, misappropriates or violates any patents, copyrights, trademarks or trade secret rights or other proprietary rights of any third party.  Simtrol will provide ACIS with prompt written notice of the claim and permit ACIS to control the defense, settlement, adjustment or compromise of any such claim.  Simtrol may employ counsel at its own expense to assist it with respect to any such claim; provided, however, that if such counsel is necessary because of a conflict of interest of either ACIS or its counsel or because ACIS does not assume control, ACIS will bear the expense of such counsel.  Simtrol shall have no authority to settle any claim on behalf of ACIS.

8.2  ACIS’ Efforts.  If the exercise of Simtrol’s or a customer’s rights is enjoined or becomes the subject of a claim of infringement, ACIS shall use all reasonable efforts to make such replacements or modifications, as are necessary to Simtrol’s and its customers’ continued exercise of its rights hereunder without infringement.  If ACIS is unable to achieve either of the foregoing within thirty (30) days (or such longer period as determined by Simtrol in good faith) after the holding of infringement or the entry of the injunction, as applicable, then Simtrol may cancel Options to purchase that number of Shares that have an aggregate exercise price equal to or less than the actual costs or fees incurred by Simtrol in restoring the ability to exercise its or its customers' rights hereunder without infringement.  This shall be the sole remedy of Simtrol.

8.3  Exceptions.  ACIS shall have no obligation under paragraphs 8.1 and 8.2  to the extent any claim of infringement or misappropriation results from use of the Simtrol Technology License Rights in combination with any other unique products, other than the Simtrol Products, not intended by ACIS, or from any alteration or modification of the Simtrol Technology License Rights not provided or authorized by ACIS, if the infringement would not have occurred but for such combination, alteration or modification.

9.  DEFAULT BY SIMTROL

9.1  Default by Simtrol.  Simtrol shall be in default under this Agreement if it shall fail to make the required Options transfer to ACIS within 15 business days of the execution of this Agreement, or Simtrol shall be in default of any other material term, provision or covenant of this Agreement, and such material default is not cured within thirty (30) days after written notice thereof to Simtrol.

9.2  Remedies for Simtrol Default. Upon the occurrence of any default, ACIS shall have the right to assert all rights and remedies available under applicable law other than termination of this Agreement or the Simtrol Technology License Rights of Simtrol and its customers.

10.  TERM AND TERMINATION

10.1  Effective Date.  This Agreement shall be effective from the Effective Date, and shall remain in force in perpetuity unless and until terminated by mutual agreement or otherwise as provided herein.

10.2  Survival.  Section 8 and the Simtrol Technology License Rights of Simtrol and its customers shall survive any termination of this Agreement.

11.  MISCELLANEOUS

11.1  Force Majeure.  No party shall be liable to another for delays or failures in performance resulting from causes beyond the reasonable control of that party, including, but not limited to, acts of God, labor disputes or disturbances, material shortages or rationing, riots, acts of war, governmental regulations, communication or utility failures, or casualties.

11.2  Import and Export.  The parties agree to comply with all applicable export laws and regulations of the United States.  ACIS shall provide all information under its control necessary or useful for Simtrol to obtain any export or import licenses required for Simtrol to ship or receive Simtrol Technology.

11.3  Relationship of Parties.  ACIS and Simtrol are independent entities under this Agreement and no other relationship is intended, including a partnership, franchise, joint venture, agency, employer/employee, fiduciary, master/servant relationship, or other special relationship.  Neither party shall act in a manner that expresses or implies a relationship other than that of independent entities, nor bind the other party.

11.4  No Third Party Beneficiaries.  Unless otherwise expressly provided, no provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than Simtrol and ACIS any rights, remedies or other benefits under or by reason of this Agreement.  However, Simtrol is entitled to grant sublicenses to its customers that purchase Simtrol Products.

11.5  Attorneys' Fees.  In addition to any other relief awarded, the prevailing party in any action arising out of this Agreement shall be entitled to its reasonable attorneys' fees and costs.

11.6  Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by a reputable overnight mail service (e.g., Federal Express), or by facsimile confirmed by first class mail (registered or certified).  Notices will be deemed effective the next day if sent by overnight mail, or the same day if sent by facsimile and confirmed as set forth above.

11.7  Assignment.  Simtrol or ACIS may assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other.  The rights and liabilities of the parties under this Agreement will bind and inure to the benefit of the parties' respective successors and assigns.

11.8  Waiver and Modification.  Failure by any party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.  Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing on paper and signed by the parties.

11.9  Severability.  If for any reason a court of competent jurisdiction finds any provision of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

11.10  Controlling Law.  This Agreement and any action related thereto shall be governed, controlled, interpreted and defined by and under the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

11.11  Entire Agreement.  This Agreement, including all exhibits which are incorporated herein by reference, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter.

11.12  Duplicates.  This Agreement is executed in duplicate, each of which shall be an original and together which shall constitute one and the same instrument.

In witness whereof, the parties have caused this Agreement to be executed by their duly authorized representatives, who personally warrant their authority to so act.

	Simtrol, Inc.		ACIS, INC.

By:	/s/ Oliver Cooper	By:	/s/ Robert L. Mays
	Oliver Cooper, CEO		Robert L. Mays, Jr., President

Date: 03/09/2009		Date: 03/06/2009